UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 1, 2009 (June 29, 2009)

GLEN ROSE PETROLEUM CORPORATION
(Exact name of registrant as specified in Charter)

Delaware	001-10179	87-0372864
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

One Energy Square, Suite 200
4925 Greenville Avenue, Dallas, TX 75206
(Address of Principal Executive Offices)

214-800-2663
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐ Pre-commencement communications pursuant to Rule 13e-(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

This Form 8-K and other reports filed by Glen Rose Petroleum Corporation (the “Company”) from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain forward looking statements and information that are based upon beliefs of, and information currently available to, our management as well as estimates and assumptions made by our management. When used in the Filings the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions as they relate to us or our management identify forward looking statements. Such statements reflect our current view with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to our industry, operations and results of operations and any businesses that we may acquire. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Item. 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Paul Watson has been the Company’s CEO and a Director since December 2007.

In May 2009, the Company’s Board of Directors asked for Paul Watson’s resignation with certain conditions relating to an agreement between the Company and Mr. Watson’s company, Applewood Energy, Inc.  A copy of that agreement is attached as Exhibit 10. 1 to the Company’s Form 8-K dated December 4, 2007 and is incorporated herein by reference.

Mr. Watson submitted a resignation letter resigning as an officer, director, and consultant for the Company for himself and for Applewood Energy, Inc. dated June 25, 2009 that was accepted by the Company on June 29, 2009.  The two letters from Mr. Watson and Applewood Energy, Inc. are attached as Exhibit 99.1 to this Form 8-K. Pursuant to the resignation, Mr. Watson will be paid 100,000 of shares of Company stock for director fees plus reimbursable expenses as designated in the letters.

Item 9.01	Financial Statements and Exhibits

Exhibit 99.1 –	Letters from Paul Watson and Applewood Energy, Inc. dated June 25, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 1, 2009

GLEN ROSE PETROLEUM CORPORATION

By:	/s/ Joseph F. Langston Jr.
Joseph F. Langston Jr., President